Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JUNE 12, 2008

CONTACTS:
HENRY J. HOOD SENIOR VICE PRESIDENT – LAND AND LEGAL AND GENERAL COUNSEL (405) 879-9400 henry.hood@chk.com	JULIE WILSON VICE PRESIDENT CORPORATE DEVELOPMENT (817) 870-5656 julie.wilson@chk.com

CHESAPEAKE ENERGY CORPORATION RESPONDS TO PETITION
FILED BY ICC ENERGY CORP.

OKLAHOMA CITY, OKLAHOMA, JUNE 12, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has received a petition filed in Texas State District Court in Dallas County brought by ICC Energy Corp. alleging that Chesapeake breached an agreement regarding the marketing of natural gas from the Barnett Shale underlying the Dallas/Fort Worth International Airport (DFW).  The company is surprised by the allegations and that ICC has chosen to file suit over the parties’ disagreement surrounding ICC’s involvement as a Minority and Women Business Enterprise (M/WBE) subcontractor on the DFW lease project.  Chesapeake believes ICC’s petition is completely without merit and its allegations are inaccurate and misleading.

Management Comments

Henry J. Hood, Chesapeake’s Senior Vice President – Land and Legal and General Counsel, stated “Chesapeake has had excellent relations with all minority and women owned subcontractors who have provided services on the DFW lease project and has met or exceeded its M/WBE commitments to DFW every month since the start of the project.  To date, Chesapeake has paid over $100 million to M/WBE subcontractors.

“From the inception of this project, Chesapeake has been ready, willing and able to enter into a contract with ICC to provide the services set forth in ICC’s bid documents, but ICC has refused to present a formal proposal with necessary contract terms consistent with its bid.  The only proposal that Chesapeake has received was provided just a few days ago and it materially differed from what was represented in ICC’s bid.  ICC claims it is the largest minority-owned marketer of natural gas in the U.S., but it has refused to provide any references or any evidence of its competency and ability to perform.  Absent an agreement on essential terms and adequate demonstration of ICC’s ability to perform the services required, the parties will not be able to move forward.  Chesapeake regrets this impasse, particularly since ICC is also a 1% M/WBE participant in the DFW lease project, and the parties’ relationship in that transaction has been very favorable to date.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include projections of future natural gas and oil prices, planned capital expenditures for drilling, leasehold acquisitions, as well as statements concerning business strategy and other plans and objectives for future operations. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Chesapeake’s Internet address is www.chk.com.